Exhibit 99.6

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

September 10, 2014

The Boards of Directors

MW Bancorp, Inc.

Mt. Washington Savings Bank

2110 Beechmont Avenue

Cincinnati, Ohio 45230-5401

Re:	Plan of Conversion and Reorganization
Mt. Washington Savings Bank
MW Bancorp, Inc.

Members of the Boards of Directors:

The Plan of Conversion and Reorganization (the “Plan”) provides for the conversion of Mt. Washington Savings Bank (the “Bank”) into the full stock form of organization. Pursuant to the Plan, the Bank will become a wholly owned subsidiary of MW Bancorp, Inc., a newly formed Maryland corporation (the “Corporation”) with the Corporation as the resulting entity. As part of the Plan, the Corporation will sell shares of common stock in an offering that will represent the ownership interest in the Bank.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Corporation representing the amount of (i) the Bank’s ownership interest in the total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the Bank as of the date of the latest statement of financial condition of the Bank prior to the consummation of the conversion. The Corporation shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in the Bank. We further understand that the Bank will also establish a liquidation account in an amount equal to the Corporation’s liquidation account, pursuant to the Plan. The liquidation accounts are designed to provide payments to depositors of their liquidation interest in the event of liquidation of the Bank (or the Corporation and the Bank).

In the unlikely event that either the Bank (or the Corporation and the Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2014, and depositors as of the last day of the calendar quarter immediately preceding the date on which the Federal Deposit Insurance Corporation (“FDIC”) approves the Corporation’s application for conversion, of the liquidation account maintained by the Corporation. Also, in a complete liquidation of both entities, or of the Bank, when the Corporation has insufficient assets (other than the stock of the Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and the Bank has positive net worth, the Bank shall immediately make a distribution to fund the Corporation’s remaining obligations under the liquidation account. The Plan further provides that if the Corporation is completely liquidated or sold apart from a sale or liquidation of the Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Corporation shall be surrendered and treated as a liquidation account in the Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Boards of Directors

September 10, 2014

Based upon our review of the Plan and our observation that the liquidation rights become payable only upon the unlikely event of the liquidation of the Bank (or the Corporation and the Bank), that liquidation rights in the Corporation automatically transfer to the Bank in the event the Corporation is completely liquidated or sold apart from a sale or liquidation of the Bank, and that after two years from the date of conversion and upon written request of the FDIC, the Corporation will transfer the liquidation account and depositors’ interest in such account to the Bank and the liquidation account shall thereupon become the liquidation account of the Bank, no longer subject to the Corporation’s creditors, we are of the belief that: the benefit provided by the Mt. Washington Savings Bank liquidation account supporting the payment of the liquidation account in the event the Corporation lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs on the prior page. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

Keller & Company, Inc.